Exhibit 99.1

NEVADA GOLD OBTAINS $15 MILLION CREDIT FACILITY

HOUSTON, May 24, 2007 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that it has obtained a commitment letter for a senior secured credit facility consisting of a term loan facility in an amount of up to $15,000,000.

The term loan facility will be structured as a $15,000,000 acquisition line to be drawn for a to-be-determined acquisition or acquisitions acceptable to the Company and the lender, based on standard legal and financial due diligence. The senior secured facility shall terminate on the second anniversary of the closing date.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, “This credit facility will give us increased financial flexibility to make acquisitions and significant investments in projects we are studying. While there is no imminent need for this capital, as we pursue gaming opportunities we wanted to make sure we had the financial flexibility, when combined with potential project financing, that would provide us with the ability to do meaningful projects.”

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200